UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2013

INDUSTRIAL SERVICES OF AMERICA, INC.

(Exact name of registrant as specified in its Charter)

Florida	0-20979	59-0712746
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7100 Grade Lane, P.O. Box 32428, Louisville, Kentucky	40232
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code     (502) 366-3452

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment
of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)     On June 11, 2013, Brian G. Donaghy notified Industrial Services of America, Inc. (the “Company”) that, effective immediately, he was resigning his position as the Company's President and Chief Operating Officer and all other positions he holds with the Company, including principal executive officer.

Because of Mr. Donaghy's experience with the Company and in the scrap metal industry, on June 17, 2013, the Company and Mr. Donaghy entered into a Termination and Consulting Agreement (the “Consulting Agreement”) pursuant to which Mr. Donaghy will provide consulting services to the Company with respect to that industry with compensation at a monthly rate of $12,500. The Consulting Agreement terminated Mr. Donaghy's Amended and Restated Employment Agreement with the Company dated as of April 1, 2010.

The Consulting Agreement is for a term of no less than six months nor longer than one year, and either party may terminate the Consulting Agreement at any time after the initial six months by giving 30 days prior written notice of termination to the other party. During the consulting period, the Company will pay premiums for Donaghy's COBRA coverage to the extent of the amount of coverage premiums paid by the Company immediately before Donaghy's termination of employment.

In connection with the Consulting Agreement, Mr. Donaghy granted the Company a full release of its obligations under his Amended and Restated Employment Agreement. The Company granted Mr. Donaghy a release of his non-competition obligations under that agreement, but the Consulting Agreement provides that Mr. Donaghy may not solicit Company employees to leave the Company during the consulting period and for two years thereafter and may not be employed by certain industry competitors during the consulting period.

The foregoing description of the Consulting Agreement is qualified in its entirety by reference to Exhibit 10.1, attached hereto.

(c)    On June 14, 2013, the Company's board of directors appointed the Chairman of the Board, Orson Oliver, to act as the Company's Interim President and Interim Chief Executive Officer.

Mr. Oliver, age 70, has been our director since 2005 and our Chairman of the Board since 2012. He is currently an independent business consultant with over thirty-five years of experience in banking and financial consulting. Mr. Oliver began his career in 1968 as an attorney with the U.S. Treasury Department in Washington, D.C. In 1975, he joined Bank of Louisville as general counsel. In 1985, he became president of the Bank of Louisville. When Branch Banking and Trust Company acquired the Bank of Louisville in 2003, the Bank of Louisville had assets of $1.6 billion and was the largest, locally managed bank in Louisville, Kentucky. Since his retirement from banking in 2004, Mr. Oliver has worked as an independent general business consultant for the Al J. Schneider Company, a corporation with a number of large hotels and real estate holdings in the Louisville, Kentucky area. From 2004 through 2011, Mr. Oliver also worked as an independent general business consultant for PNC Bank, which is headquartered in Pittsburgh, Pennsylvania with assets of $305.1 billion as of December 31, 2012. Mr. Oliver has been a member of the board of directors of the Al J. Schneider Company since 2004. Beginning in 2013, Mr. Oliver also serves as a director of the Bankers' Bank of Kentucky.
Mr. Oliver has no family relationships with any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Oliver will receive no compensation for his service as the Company's Interim President and Interim Chief Executive Officer.

Item 9.01        Financial Statements and Exhibits.

(d)       Exhibits

Exhibit No.     Description
10.1                 Termination and Consulting Agreement, dated June 17, 2013, between Industrial Services of America, Inc. and Brian Donaghy

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDUSTRIAL SERVICES OF AMERICA, INC.

Date: June 17, 2013	By:	/s/ Alan Schroering
Alan Schroering
Vice-President of Finance and Interim Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.     Description
10.1                 Termination and Consulting Agreement, dated June 17, 2013, between Industrial Services of America, Inc. and Brian Donaghy